EXHIBIT 10.49


                           TRADEMARK LICENSE AGREEMENT

         THIS TRADEMARK LICENSE AGREEMENT (this "AGREEMENT") is made and entered into as of April 4, 2007 (the "EFFECTIVE DATE") by and between (i) BETHESDA SOFTWORKS LLC, a Delaware limited liability company, wholly owned by ZeniMax Media Inc., a Delaware corporation, having its principal place of business located at 1370 Piccard Drive, Suite 120, Rockville, MD 20850 ("BETHESDA") and
(ii) INTERPLAY ENTERTAINMENT CORP., a Delaware corporation having its principal place of business located at 100 North Crescent Drive, Suite 324, Beverly Hills, CA 90210 ("INTERPLAY"). Bethesda and Interplay are collectively referred to herein as the "PARTIES" or individually as a "PARTY".

                                    RECITALS

         A. Bethesda acquired all right, title and interest in the FALLOUT trademarks specified in Schedule l hereto (collectively the "LICENSED MARKS") from Interplay under an Asset Purchase Agreement between Bethesda and Interplay, dated as of April 4, 2007 ("APA").

         B. Interplay wishes to use the Licensed Marks solely in connection with the development and implementation of a Massively Multiplayer Online Game (as defined below).

         C. Bethesda, as the owner of the Licensed Marks, is willing to grant Interplay a license strictly limited in duration and scope to use the Licensed Marks in compliance with the terms and conditions of this Agreement.

         NOW THEREFORE, in consideration of the foregoing and the promises and mutual covenants of the parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

         1.0      DEFINITION.

         The term "MMOG" means a Massively Multiplayer Online Game that is a type of computer video game for large communal use that (i) is only played and accessed via the Internet and is not playable off-line in any manner whatsoever,
(ii) is only functional as an MMOG and does not work as a single player game or as a game with 100 or fewer players, (iii) enables at least 1,000 players to interact simultaneously in the game world online and remains live 24 hours a day/7 days a week, (iv) requires all players to pay a monthly subscription service fee or some similar ongoing method for billing players for participation in the game world online for the express purpose of obtaining and continuing on-line access to the game's core experience (except during any applicable user trial period), (v) contains content that is maintained only on dedicated servers by the offeror of the MMOG; and (vi) is not played on online game services of console manufacturers (such as Xbox Live from Microsoft).

         2.0      LICENSE.

                  2.1 GRANT OF LICENSE.  Subject to the terms and conditions set
forth  in  this   Agreement,   Bethesda   grants  to  Interplay  an   exclusive,
non-transferable license and right to use


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the Licensed Marks on and in connection with  Interplay's  FALLOUT-branded  MMOG
(the "FALLOUT MMOG" or "LICENSED PRODUCT") and for no other purpose. The conditional license herein does not grant Interplay any right to sublicense any of the licensed rights without Bethesda's prior written approval.

                  2.2 TERRITORY. Worldwide. Interplay agrees to comply with all applicable laws and regulations pertaining to the use and designation of trademarks in the territory, and to refrain from any action that may or would adversely affect the right of Bethesda to the FALLOUT trademarks.

                  2.3 MMOG DEVELOPMENT. To retain its license rights under this Agreement, Interplay agrees that (i) full-scale development of its FALLOUT MMOG will commence within twenty-four (24) months of the Effective Date of this Agreement (such commencement date defined herein as the "MMOG DEVELOPMENT COMMENCEMENT DATE") and (ii) by the MMOG Development Commencement Date, Interplay will have secured financing for the FALLOUT MMOG in an amount no less than US$30,000,000.00 ("MINIMUM Financing"). In the event that within this 24-month period Interplay has failed to commence full-scale development of its FALLOUT MMOG or has failed to secure the Minimum Financing, Interplay will immediately lose and permanently forfeit its license rights under this Agreement and the license rights automatically shall end, be void and otherwise terminate on the anniversary date of the second year after the Effective Date and this Agreement shall no longer remain in effect.

                  2.4 MMOG COMMERCIAL LAUNCH. In the event that within the first 24 months after the Effective Date Interplay has commenced full-scale development of its FALLOUT MMOG and has secured the Minimum Financing, to retain its license rights under this Agreement Interplay must, in addition, Commercially Launch (as defined below) the FALLOUT MMOG within four (4) years of the MMOG Development Commencement Date. In the event that within the first 24 months after the Effective Date Interplay has commenced full-scale development of its FALLOUT MMOG and has secured the Minimum Financing but has failed to Commercially Launch the FALLOUT MMOG within the first 4 years after the MMOG Development Commencement Date, Interplay will immediately lose and permanently forfeit its license rights under this Agreement and the license rights automatically shall end, be void and otherwise terminate on the anniversary date of the fourth year after the MMOG Development Commencement Date and this Agreement shall no longer remain in effect; PROVIDED, HOWEVER, that if at the expiration of such 4-year period, Interplay has failed to Commercially Launch the FALLOUT MMOG but is actively engaged in development efforts of such MMOG and certifies to Bethesda in writing its good faith belief that it will Commercially Launch the FALLOUT MMOG within 12 months after the conclusion of such 4-year period, then the period for Commercial Launch shall be extended by one (1) year. If Interplay has failed to Commercially Launch the FALLOUT MMOG by the expiration of such extended period, Interplay shall immediately lose and permanently forfeit its license rights under this Agreement and the license rights automatically shall end, be void and otherwise terminate on the anniversary date of the fifth year after the MMOG Development Commencement Date and this Agreement shall no longer be in effect. Bethesda agrees to negotiate in good faith whether or not to grant any further extension beyond five years after the MMOG Development Commencement Date. "COMMERCIALLY LAUNCH" means that Interplay has offered its FALLOUT MMOG for sale to the public in major markets in North America and Europe and that such FALLOUT MMOG has and continues to maintain a minimum of 10,000 paying subscribers.


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                  2.5 CONTINUING COMMERCIAL  AVAILABILITY.  If at any time after the Commercial Launch of its FALLOUT MMOG, Interplay fails to operate and keep its FALLOUT MMOG commercially available for any consecutive three (3) month period, Interplay will immediately lose and permanently forfeit its license rights under this Agreement and the license rights automatically shall end, be void and otherwise terminate upon the expiration of such three month period and this Agreement shall no longer remain in effect.

                  2.6 RESERVATION OF RIGHTS. Any and all rights not explicitly granted to Interplay hereunder are reserved by Bethesda.

         3.0      OWNERSHIP.

                  3.1 SOLE OWNER. Interplay acknowledges and agrees that, as between the parties, Bethesda is the sole and exclusive owner of the Licensed Marks. Bethesda may, in its sole discretion, maintain or discontinue the maintenance of any applications and registrations for the Marks or seek registration for any Licensed Mark at any time.

                  3.2 NO ASSIGNMENT. Nothing contained in this Agreement shall be construed as an assignment to Interplay of any right, title, or interest in or to the Licensed Marks. Interplay recognizes and acknowledges that the Licensed Marks and all rights therein and goodwill pertaining thereto solely and exclusively belong to Bethesda and that all uses of the Licensed Marks by Interplay shall inure to the benefit of Bethesda. Interplay shall not directly or indirectly attack or impair the title of Bethesda to the Licensed Marks, the validity of this Agreement, or any of Bethesda's registrations or applications relating to any Licensed Mark in any jurisdiction. Interplay agrees it shall not file any state, federal, or foreign applications to register any of the Licensed Marks, in whole or in part, or any name or mark confusingly similar thereto in any jurisdiction.

                  3.3 FURTHER ASSISTANCE. Interplay shall, upon request of Bethesda, execute any documents that may be deemed necessary or desirable by Bethesda to use the Licensed Marks in conformity with any nation's laws, including whatever documents that may be necessary to record Interplay as a user or licensee of the Licensed Marks anywhere in the world.

                  3.4 INTERPLAY-DERIVED MMOG ELEMENTS. In the event this Agreement terminates prior to the Commercial Launch of the FALLOUT MMOG, Bethesda agrees that nothing in this Agreement limits or is intended to limit the rights of Interplay to use in a non-FALLOUT MMOG, INTER ALIA, any or all locations, graphic representations, creatures, monsters, names, likenesses, behaviors, religions, deities, environments, legends, fairy tales, stories, universes, character classes or character professions that are in the public domain, are owned by any entity other than Bethesda and/or its affiliates and/or licensors or otherwise are not subject to copyright or trademark protection. For purposes of a non-FALLOUT MMOG, Interplay shall own all rights in any computer software code (object or source code), game play software routines, game or graphics engines, as well as any designs, likenesses, sound and visual representations or other intellectual property rights that are created after the Effective Date by or on behalf of Interplay and which do not include, refer or relate to the Licensed Marks (the "INTERPLAY-DERIVED MMOG ELEMENTS"), provided, however, that the Interplay-Derived MMOG Elements do not use, incorporate, trade on or otherwise exploit any Fallout-related


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intellectual property created by Interplay or by Bethesda or by their respective parents, subsidiaries, affiliates, successors or assigns, including without limitation any Fallout artwork, locations, graphic representations, story lines, creatures, monsters, names, likenesses, behaviors, environments (e.g., vaults),
universes,   settings,   legends,   characters,   character  classes,  character
professions, packaging, advertisements, text and translations, and any and all Fallout proprietary characters, trademarks, copyrights and artwork listed in Exhibit C-2 to the APA, it being understood and agreed by the parties that all such property is and shall remain exclusively owned by Bethesda. Interplay shall be free to continue to exploit the Interplay-Derived MMOG Elements or not, at will and in its sole discretion as provided herein. Subject to the foregoing, each party reserves and expressly does not waive any rights that either may have
to  take  action  against  the  other  for  copyright  infringement,   trademark
infringement, dilution, unfair competition, false advertising and/or any related claims in connection with the other's exercise of the rights available herein.

         4.0 USE OF LICENSED MARKS. Provided Interplay fulfills the conditions set forth in Sections 2.3, 2.4 and 2.5 of this Agreement, Interplay is granted the right to use the Licensed Marks but only in connection with Interplay's FALLOUT MMOG. Interplay agrees not to use the Licensed Marks in conjunction with or connection to any other products or marketing materials.

         5.0      QUALITY CONTROL.

                  5.1      GENERAL.

                           5.1.1    Interplay  acknowledges  the  importance  to
Bethesda of its reputation and goodwill and to the public of maintaining high, uniform standards of quality in the Licensed Product provided under the Licensed Marks as well as related marketing and advertising materials used in connection with the Licensed Marks.

                           5.1.2    Interplay warrants that the Licensed Product
shall meet or exceed such quality standards as may be set by Bethesda from time to time. Without limiting the foregoing, the Licensed Product shall be the same quality as, or exceed in quality, the quality of the Licensed Product in connection with which Bethesda has used the Licensed Marks after the Effective Date.

                           5.1.3    Interplay agrees that it shall  manufacture,
sell, provide, distribute, advertise, and promote the Licensed Product in accordance with all applicable federal, state, national, territorial and local laws, regulations, standards and industry codes. Interplay agrees to make or obtain, at its expense, all necessary governmental approvals, filings, and/or registrations with respect to Interplay's rights to manufacture, sell, distribute, provide, advertise, and promote the Licensed Product.

                  5.2 FORM OF USE. Interplay shall affix or otherwise display the Licensed Marks in conformance with Bethesda's standards and guidelines, as such may be further developed or amended from time to time, including any manuals that are established or approved by Bethesda, and any other specifications as may be prescribed by Bethesda to promote and foster the goodwill represented by the Licensed Marks. Interplay shall use the Licensed Marks with appropriate legends as prescribed by Bethesda and shall not use any other trademark or


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service mark (other than Interplay's INTERPLAY marks) in combination with any of the Licensed Marks without prior written approval of Bethesda.

                  5.3      INSPECTION AND SAMPLES.

                           5.3.1    Interplay  agrees to cooperate with Bethesda
in facilitating Bethesda's control and maintenance of the nature and quality of the Licensed Product. Bethesda shall have the right to inspect, during normal business hours and upon two (2) days prior notice, Interplay's places of business and the Licensed Product.

                           5.3.2    Interplay  shall  not offer or  provide  any
products or services whose nature or quality does not comply with the quality standards of Bethesda.

                           5.3.3    Interplay  shall adhere to the standards and
guidelines referenced in Section 5.2 with respect to all signage, packaging, advertising and promotional materials bearing the Licensed Marks. Interplay shall submit to Bethesda for its prior written approval, specimens or facsimiles of all signage, packaging, advertising and promotional materials bearing the Licensed Marks.

                  5.4 CONTENT. Interplay agrees that the Licensed Product shall not contain any material offensive to Bethesda, including, without limitation, nudity and offensive language or behavior. In any event, Interplay agrees that prior to release of the Licensed Product such final version of the Licensed Product shall be approved by Bethesda in writing, which approval shall not be unreasonably withheld.

                  5.5 CONFUSINGLY SIMILAR MARKS. Interplay agrees not to adopt or use any other trademark, word, symbol, letter, design or mark that is confusingly similar to the Licensed Mark. Interplay may use the Licensed Mark with other marks or names sufficiently separated from the Licensed Mark and sufficiently distinctive to avoid the consumer impression that such other marks or their owners are associated with Bethesda.

         6.0 SERVICES TO BETHESDA. Interplay shall, at its own cost and expense, provide certain assistance to Bethesda in its efforts to develop, register, police and enforce Bethesda's rights in and to the Licensed Marks, and any New Properties, and the rights granted to Interplay hereunder, as described in this Section 6.

                  6.1 REGISTRATION. Interplay shall provide cooperation and assistance to Bethesda in its efforts to register the Licensed Marks in the United States and other territories. For example, and without limitation, Interplay shall provide to Bethesda specimens and dates of first use upon request by Bethesda.

                  6.2 ENFORCEMENT. Interplay shall regularly monitor the marketplace to detect potentially infringing or non-conforming uses of the Licensed Marks. Interplay shall promptly notify Bethesda of any apparent infringement of or challenge to Interplay's use of any of the Licensed Marks, or claim by any person of any rights in any of the Licensed Marks. Bethesda shall have discretion to take such action as it deems appropriate and the right to exclusively control any litigation, Patent and Trademark Office proceeding or other proceeding arising out of any such infringement, challenge or claim. Interplay agrees to execute any and all instruments


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and  documents  and to do such acts and things as, in the opinion of  Bethesda's counsel, may be reasonably necessary or advisable to protect and maintain the interests of Bethesda in the Licensed Marks. Bethesda shall incur no liability to Interplay by reason of Bethesda's failure or refusal to prosecute, or by Bethesda's refusal to permit Interplay to prosecute, any alleged infringement by third parties, nor by reason of any settlement to which Bethesda may agree.

                  6.3 POWER OF ATTORNEY. In the event Interplay fails or refuses to execute any document or other writing required under Section 3.3, 3.4 or 6 to fully effect the rights of Bethesda in the Licensed Marks and/or the New Properties, Interplay hereby irrevocably appoints Bethesda as its special attorney-in-fact, coupled with an interest, for the limited purpose and to the extent necessary to execute, record and file any such document or writing.

         7.0 PAYMENT OF ROYALTIES. Interplay agrees to pay Bethesda a Royalty of twelve percent (12%) of the Net Cash Receipts derived from the sale and distribution of the FALLOUT MMOG, including sales of subscription fees or access fees to the FALLOUT MMOG or any other revenues generated by the FALLOUT MMOG, in the Territory during each calendar quarter following the commercial launch of the FALLOUT MMOG. The term "Net Cash Receipts" shall mean the monies actually collected by Interplay from the sale and distribution of the FALLOUT MMOG or use of the FALLOUT MMOG in the Territory ("TOTAL CASH RECEIPTS") less:

         (i) Exploitation costs, including but not limited to all costs of goods (materials, manufacture and assembly of any final packaged goods), testing and quality assurance, platform manufacture royalties, internet service fees, and sales expenses;

         (ii) Marketing expenditures, including paid ads, promotions, and co-ops;

         (iii) Any taxes (such as value added taxes), duties and the like on the sale of the FALLOUT MMOG or access to the FALLOUT MMOG in any form or manner (excluding taxes on Interplay's net income);

         (iv)     Allowances for trade discounts, price protections and
                     credits, rebates or returns with respect to the sale the FALLOUT MMOG;

         (v)      Sales commissions, similar fees, compensation and directly related costs paid to third party sales representatives or rack servicers;

         (vi) Insurance, packing, custom duties, shipping and procurement charges;

         (vii) Promotional amounts, such as credits, cash discounts, freight discounts, rebates or promotional allowances to customers; and

         (viii)   Amount for returns, such as credits, refunds or allowances.

         8.0      REPORTS AND AUDIT.

                  8.1 QUARTERLY REPORTS. Interplay agrees to provide Bethesda with a written royalty report forty-five (45) days following the end of each calendar quarter (the "QUARTERLY REPORT") following the commercial launch of the FALLOUT MMOG, which report shall include the following information:

         (i)      Total Cash Receipts for the FALLOUT MMOG - launch to date;


         (ii)     Less Deductions for the FALLOUT MMOG under section 7.0 above;

         (iii)    Net Cash Receipts;

         (iv)     Total launch-to-date Royalties earned;

         (v)      Less any prior period Royalty payments made;


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         (vi)     Royalties for the Quarter (item (iv) minus item (v)).

         (vii) Less ten percent (10%) of the Royalties for the Quarter as a reserve, adjusted quarterly, for returns and cancellations;

         (viii)   Net Royalties due for the Quarter.

         Simultaneous with its delivery of a Quarterly Report, Interplay shall pay the Royalties due for the calendar quarter. In the event that Interplay does not make payment, Interplay shall pay Bethesda one percent (1%) per month up to a maximum of five percent (5%) of the Royalties due. Interplay shall not be required to submit Quarterly Reports regarding the FALLOUT MMOG receipts if there have been no sales or distribution of the FALLOUT MMOG for more than two
(2) calendar quarters.

                  8.2 AUDIT RIGHTS. Interplay agrees that an independent accountant selected and appointed by Bethesda may, no more than twice per year at Bethesda's cost and upon fifteen (15) business days' prior written notice to Interplay, inspect, examine and otherwise audit ("AUDIT") the books and records of Interplay (and any applicable subsidiary or affiliate) for the purpose of determining the accuracy of Interplay's Quarterly Reports. Interplay shall cooperate fully with any such Audit and promptly make available to persons conducting the Audit all records and documents relating to sales, fees and any other revenues of, or generated by, the MMOG, which Bethesda advises it needs to complete the Audit in a thorough and comprehensive manner. Should the Audit establish that Interplay's payments made to Bethesda under this Agreement should have been five percent (5%) or more in amount, then in addition to promptly paying the additional Royalties, plus interest computed at one and a half percent (1.5%) per month Interplay shall pay the cost of the Audit.

         9.0      TERMINATION.

                  9.1 Bethesda shall have the right to terminate this Agreement at any time, upon written notice to Interplay, if Interplay fails to make any payment due hereunder, maintain the quality of the Licensed Product in accordance with the provisions hereof, follow Bethesda's instructions regarding the appropriate display and use of the Licensed Marks, or perform or comply with any term, condition, or standard set forth in this Agreement, and if such failure is not cured within thirty (30) days after Bethesda provides written notice of such failure to Interplay.

                  9.2 Bethesda may terminate this Agreement at its option, effective immediately upon written notice to Interplay, in the event (x) of the reorganization, consolidation or merger of Interplay or of another entity into Interplay, (y) of the transfer of all or substantially all of the assets of Interplay to another entity, or (z) Interplay becomes subject to any proceedings under any bankruptcy or insolvency law, whether domestic or foreign.

                  9.3      EFFECT OF TERMINATION.

                           9.3.1    Upon the  expiration or  termination of this
Agreement, except as otherwise provided herein, any monies, including royalty payments, due and payable hereunder to Bethesda as of the date of expiration or termination shall be paid in full.


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                           9.3.2    Within thirty (30) days after termination of
this Agreement, Interplay shall provide Bethesda with a complete schedule of all materials bearing the Licensed Marks then on hand or in inventory (including inventory of its subcontractors or agents) including, but not limited to, the Licensed Product, packaging, and advertising and promotional materials. Upon request and at Bethesda's sole discretion, Interplay promptly shall deliver to Bethesda or dispose of at the direction of Bethesda, without charge, all existing inventory of Licensed Product bearing the Licensed Marks within its possession or control, all related materials bearing the Licensed Marks, and instruments used for the purposes of affixing or displaying the Licensed Marks, including, but not limited to, artwork, transparencies, negatives, dies, molds and screens, for disposition by Bethesda, along with copies of all inventory records relating thereto.

                           9.3.3    Except as  otherwise  permitted  under  this
Section 9, upon the expiration or termination of this Agreement, Interplay shall cease to use the Licensed Marks in any manner and shall not thereafter use the Licensed Marks, or any other trade name or trademark comprised in whole or in part of any Licensed Mark or that is similar to any Licensed Mark.

                           9.3.4    Upon the  expiration or  termination of this
Agreement, Interplay shall, within ninety (90) days of the date of termination or expiration of this Agreement wind down the operation of the FALLOUT MMOG and terminate any and all User Agreements.

                           9.3.5    Interplay     hereby     acknowledges    the
irreparable harm that Bethesda will incur from any unauthorized use of the Licensed Marks. Interplay expressly agrees that, notwithstanding any termination or expiration of this Agreement, Bethesda, in addition to all other remedies, shall be entitled to seek temporary, preliminary and permanent injunctive relief to prohibit the unlawful or unauthorized use of the Licensed Marks.

                           9.3.6    Upon the  expiration or  termination of this
Agreement or upon the losing, forfeiting, ceasing, voiding, or otherwise terminating of this Agreement or any part of this Agreement and notwithstanding anything to the contrary herein or in any other agreement between the parties, the provisions of Section 3.4 of this Agreement shall survive and remain in full force and effect.

         10.0 INDEMNIFICATION. Interplay agrees to indemnify Bethesda and its affiliates, parent and their respective directors, officers, agents and employees and to hold each of them harmless in all respects, including attorneys' fees, from and against any claims, demands, suits or causes of action and resulting settlements, awards or judgments arising out of any act or alleged activity of Interplay in connection with this Agreement including any defects or alleged defects in the Licensed Product. This indemnity shall survive the termination of this Agreement.

         11.0 SUCCESSORS AND ASSIGNS. Interplay may not assign its rights or delegate its duties under this Agreement without the prior written consent of Bethesda. Bethesda has the unrestricted right to assign its rights or delegate its duties under this Agreement to any person or entity. This Agreement will be binding on, inure to the benefit of and be enforceable against the parties and their respective permitted successors and assigns.


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         12.0     NOTICES.  All  notices  and other  communications  required or permitted to be given under this Agreement shall be in writing and delivered by overnight courier to the addresses set forth below or to such other addresses specified by the parties:

         To Bethesda:      Vlatko Andonov
                           President
                           Bethesda Softworks LLC
                           1370 Piccard Drive, Suite 120
                           Rockville, MD 20850
                           Tel: 301 926 8300; Fax: 301 926 8010

                           with a copy to:
                           J. Griffin Lesher
                           Executive Vice President-Legal
                           ZeniMax Media Inc.
                           1370 Piccard Drive, Suite 120
                           Rockville, MD 20850
                           Tel: 301 963 2000; Fax: 301 990 7025

         To Interplay:     Herve Caen
                           Chief Executive Officer
                           Interplay Entertainment Corp.
                           100 North Crescent Drive, Suite 324
                           Beverly Hills, CA 90210
                           Tel: 310 432 1955; Fax: 310 432 1959

         13.0 GOVERNING LAWS. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its choice of law rules. Each of Bethesda and Interplay agrees that the sole and exclusive jurisdiction and venue of any action or litigation arising from or relating to this Agreement shall be the courts located in the State of Maryland.

         14.0 ALL AMENDMENTS IN WRITING. No supplement, modification, or amendment of this Agreement shall be binding, unless executed in writing by a duly authorized representative of each party to this Agreement.

         15.0 NO WAIVER. A failure of any party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.

         16.0 ENTIRE AGREEMENT. The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and entire agreement of the parties and supersedes all and merges all previous communications, oral or written, and all other communications among them relating to the subject matter hereof. No representations or statements of any kind made by any party that are not expressly stated herein shall be binding on such party. Any modifications or amendments to this Agreement shall be binding upon the parties only if they are made in writing and properly executed on behalf of the respective parties.

         17.0     SEVERABILITY.   In  the  event  that  any  provision  of  this
Agreement is held invalid by a court with jurisdiction over the parties, such provision shall be deemed to be restated to be enforceable, in a manner which reflects, as nearly as possible, the original intentions of the parties in accordance with applicable law. The remainder of this Agreement shall remain in full force and effect.

         18.0 EXECUTION AND EFFECTIVE DATE. This Agreement may be signed using one or more counterparts, each of which when signed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. This Agreement shall be enforceable upon the exchange of facsimile signatures and shall be effective on the date of the last signature, which shall also be the Effective Date first written above.

         IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be executed by their authorized representatives.

Bethesda Softworks LLC                 Interplay Entertainment Corp.

By:  /s/ Vlatko Andonov                By:  /s/ Herve Caen
    ---------------------------            --------------------------
Name:  Vlatko Andonov                  Name:  Herve Caen
Title: President                       Title: Chief Executive Officer

Date:                                  Date:
      -------------------------              ------------------------

                                   SCHEDULE 1

                         LISTING OF LICENSED TRADEMARKS

                                     FALLOUT